Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Investor Relations, 949-250-2806

EDWARDS LIFESCIENCES REPORTS FIRST QUARTER RESULTS
IRVINE, Calif., April 23, 2019 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended March 31, 2019.
First Quarter and Recent Highlights
•Sales grew 11% to $993 million; underlying1 sales grew 9%
•TAVR sales grew 8%; underlying sales grew 10%
•EPS was $1.18; adjusted EPS was $1.32
•2019 adjusted EPS guidance raised to $5.10 to $5.35 from $5.05 to $5.30
•Edwards SAPIEN 3 valve proved superior to surgery in PARTNER 3 Trial
•Edwards PASCAL transcatheter system received CE Mark
•Completed the acquisition of CASMED, a cerebral oximetry technology company

“It’s been an exciting start to 2019 with multiple positive developments for the company and the patients we serve,” said Michael A. Mussallem, chairman and CEO. “Most notably, we announced groundbreaking results of the PARTNER 3 Trial, which demonstrated the superiority of our SAPIEN 3 transcatheter valve technology. This marks a turning point in the advancement of a therapy that transforms the lives of patients suffering from aortic stenosis. We are also pleased to report solid first quarter performance, consistent with our expectations, driven by our broad portfolio of new technologies. We are more convinced than ever in the tremendous opportunity to drive success for many years to come through our differentiated strategy of focus, innovation and leadership.”
First Quarter 2019 Results
Sales for the quarter ended March 31, 2019 were $993 million, up 11 percent over the prior year, or nine percent on an underlying basis. Diluted earnings per share for the quarter was $1.18, while adjusted earnings per share grew eight percent, higher than expected, to $1.32.

Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported TAVR sales of $598 million, an eight percent growth rate over the first quarter last year, or 10 percent on an underlying basis. Edwards grew at a slightly lower rate than the estimated global procedure growth due to a modest year-over-year share decline. The company continued to exercise price discipline, holding global average selling prices stable, and estimates its global competitive position was unchanged versus the fourth quarter.
The company's PARTNER 3 low risk trial demonstrated superiority for the SAPIEN 3 valve over outcomes with surgery. “These data demonstrate that TAVR with the SAPIEN 3 valve gives low surgical risk patients with severe AS a treatment with better outcomes, less time in the hospital and the ability to resume their everyday lives more quickly,” said Mussallem. The company's guidance continues to assume the approval of a low risk indication in the United States late this year. Additionally, Edwards has continued the controlled introduction of the SAPIEN 3 Ultra system following approvals in Europe and the U.S.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
First quarter sales in TMTT were $4 million, lifted principally by commercial sales of the PASCAL transcatheter mitral system in Europe. The company continues to invest in its transcatheter mitral and tricuspid portfolio and plans to achieve significant clinical and regulatory milestones in 2019. Longer term, Edwards continues to estimate the global TMTT opportunity to reach $3 billion by 2024.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $215 million, up 20 percent compared to the first quarter last year, or up 3.5 percent on an underlying basis. Growth was lifted by the sales of premium products, particularly through adoption of the INSPIRIS RESILIA aortic valve, which drove an increasing share of surgical aortic valve procedures.
Critical Care sales were $176 million for the quarter, representing an increase of eight percent versus last year, or 11 percent on an underlying basis.  All product lines contributed to this performance, boosted by a surge of HemoSphere advanced monitoring platform sales in the U.S.
    Edwards recently closed the acquisition of CAS Medical Systems, Inc. (CASMED), a cerebral oximetry technology company with 2018 sales of $22 million.
Additional Financial Results
For the quarter, the company’s adjusted gross profit margin was 76.7 percent, compared to 74.5 percent in the same period last year. This improvement was driven primarily by favorable impacts from foreign exchange rates and product mix.
Selling, general and administrative expenses increased nine percent to $280 million for the quarter, driven primarily by field personnel related expenses, partially offset by the weakening of the euro against the U.S. dollar.

Research and development for the first quarter increased 20 percent to $171 million, or 17 percent of sales.  This was primarily the result of growing investments in the company's innovative transcatheter structural heart programs, including an increase in clinical research for the PASCAL system.
During the quarter, the company recorded a $24 million charge related to the previously announced acquisition of strategic transcatheter technology.
Adjusted free cash flow for the first quarter was $139 million, defined as cash flow from operating activities of $1 million, less capital spending of $42 million, and excluding a $180 million payment related to our previously announced global intellectual properly litigation settlement.
Cash, cash equivalents and short-term investments totaled $963 million at March 31, 2019.  Total debt was $594 million.
Outlook
Overall, 2019 sales guidance for Edwards of $3.9 to $4.3 billion remains unchanged. Additionally, the company raised its full year 2019 adjusted earnings per share guidance to $5.10 to $5.35 from $5.05 to $5.30.
For the second quarter 2019, the company projects total sales to be between $1.02 billion and $1.08 billion, and adjusted EPS of $1.27 to $1.37.
“The exciting developments that occurred so far this year reinforce our confidence in our focused innovation strategy and our longer term outlook, and we anticipate a year of value creation as we pursue important therapies that will benefit many more patients. We look forward to launching a number of new technologies, as well as achieving important milestones across all of our product lines. We are confident that our differentiated strategy and focus on leadership will continue to create value and benefit the patients we serve,” said Mussallem.
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its first quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13688682.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, full year and second quarter 2019 financial guidance, statements regarding expected product approvals, clinical investments and milestones, future therapy opportunities and information in the Outlook section.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with new product approvals and therapy adoption, particularly in TAVR and TMTT; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, CASMED, Edwards SAPIEN, Edwards SAPIEN 3, Edwards SAPIEN 3 Ultra, SAPIEN 3, SAPIEN 3 Ultra, HemoSphere, INSPIRIS, INSPIRIS RESILIA, PARTNER, PARTNER 3, PASCAL, and RESILIA are trademarks of Edwards Lifesciences Corporation or its affiliates.  All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1]
“Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” growth rates, in this press release exclude foreign exchange fluctuations and a sales return reserve related to the positive impact of transcatheter aortic valve replacement (“TAVR”) stocking sales in Germany and the negative impact of de-stocking, and the conversion to a consignment inventory system for surgical structural heart (“Surgical”). Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes intellectual property litigation income and expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, a charge associated with the acquisition of strategic transcatheter technology, the conversion to a consignment inventory system for Surgical, a significant pension curtailment gain, the positive impact of TAVR stocking sales in Germany and the negative impact of de-stocking, and the impact from implementation of tax law changes. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31,
	2019	2018
Net sales	$993.0	$894.8
Cost of sales	231.8	233.6

Gross profit	761.2	661.2

Selling, general, and administrative expenses	280.3	256.0
Research and development expenses	171.4	143.2
Intellectual property litigation expenses	4.6	5.7
Change in fair value of contingent consideration liabilities, net	6.7	3.8
Special charge	24.0	—

Operating income	274.2	252.5

Interest income, net	(2.0)	(0.8)
Special gain	—	(7.1)
Other income, net	(1.8)	(3.1)

Income before provision for income taxes	278.0	263.5

Provision for income taxes	28.3	56.9

Net income	$249.7	$206.6

Earnings per share:
Basic	$1.20	$0.98
Diluted	$1.18	$0.96

Weighted-average common shares outstanding:
Basic	207.9	210.2
Diluted	212.2	215.1

Operating statistics
As a percentage of net sales:
Gross profit	76.7%	73.9%
Selling, general, and administrative expenses	28.2%	28.6%
Research and development expenses	17.3%	16.0%
Operating income	27.6%	28.2%
Income before provision for income taxes	28.0%	29.4%
Net income	25.1%	23.1%

Effective tax rate	10.2%	21.6%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	March 31, 2019	December 31, 2018
ASSETS

Current assets
Cash and cash equivalents	$709.2	$714.1
Short-term investments	253.8	242.4
Accounts and other receivables, net	578.0	537.3
Inventories, net	630.9	607.0
Prepaid expenses	55.4	54.3
Other current assets	141.5	131.8
Total current assets	2,368.8	2,286.9

Long-term investments	453.7	506.3
Property, plant, and equipment, net	892.2	867.5
Operating lease right-of-use assets	69.9	—
Goodwill	1,103.4	1,112.2
Other intangible assets, net	341.3	343.2
Deferred income taxes	164.5	174.0
Other assets	75.5	33.6

Total assets	$5,469.3	$5,323.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$623.9	$876.6
Operating lease liabilities	22.6	—
Total current liabilities	646.5	876.6

Long-term debt	593.9	593.8
Contingent consideration liabilities	185.3	178.6
Taxes payable	259.4	259.4
Operating lease liabilities	49.7	—
Uncertain tax positions	130.3	124.9
Other long-term liabilities	156.7	150.0

Stockholders’ equity
Common stock	216.0	215.2
Additional paid-in capital	1,449.4	1,384.4
Retained earnings	2,944.4	2,694.7
Accumulated other comprehensive loss	(141.2)	(138.5)
Treasury stock, at cost	(1,021.1)	(1,015.4)
Total stockholders’ equity	3,447.5	3,140.4

Total liabilities and stockholders’ equity	$5,469.3	$5,323.7

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, the conversion to a consignment inventory system for surgical structural heart ("Surgical"), and the positive impact of transcatheter aortic valve replacement ("TAVR") stocking sales in Germany and the negative impact of de-stocking. The Company uses the term “adjusted” to also exclude intellectual property litigation income and expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, the positive impact of TAVR stocking sales in Germany and the negative impact of de-stocking, the conversion to a consignment inventory system for Surgical, significant pension curtailment gains, a charge associated with the acquisition of strategic transcatheter technology, and the impact from implementation of tax law changes.

Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified above due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $4.6 million and $5.7 million in the first quarter of 2019 and 2018, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded expenses related to changes in the fair value of its contingent consideration liabilities arising from acquisitions in the amount of $6.7 million and $3.8 million in the first quarter of 2019 and 2018, respectively.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology, patents and trademarks in the amount of $0.5 million and $0.6 million in the first quarter of 2019 and 2018, respectively.

Purchase of Intellectual Property - The Company recorded a $24.0 million charge in the first quarter of 2019 related to the acquisition of early-stage transcatheter intellectual property and associated clinical and regulatory experience.

Surgical Consignment Conversion - In the first quarter of 2018, the Company recorded a sales return reserve of $34.7 million ($30.8 million, net of related costs) related to its conversion to a consignment inventory system for surgical heart valves.

TAVR Germany Stocking Sales - In the first quarter of 2017, the Company recorded $61.8 million in net stocking sales ($48.0 million, net of related costs) to customers in Germany, as these customers elected to purchase additional inventory in anticipation of a potential supply interruption resulting from intellectual property litigation. In the first quarter of 2018, these customers consumed on a net basis $8.0 million ($6.0 million, net of related costs) of their stocking inventory.

Pension Curtailment Gain - The Company recorded a $7.1 million gain in the first quarter of 2018 related to the curtailment of its defined benefit plan resulting from the closure of its manufacturing plant in Switzerland.

Provision for Income Taxes - During the first quarter of 2018, the Company recorded a $24.0 million tax expense to adjust its estimated provisional amounts related to the implementation of U.S. tax law changes. The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

Adjusted Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures. During the first quarter of 2019, the Company excluded from its calculation of free cash flow payments related to a litigation settlement.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

GAAP TO ADJUSTED RECONCILIATIONS

	Three Months Ended March 31, 2019
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$993.0	76.7%	$274.2	$249.7	$1.18	10.2%
Non-GAAP adjustments: (A) (C)
Intellectual property litigation expenses	—	—	4.6	4.6	0.02	0.1
Change in fair value of contingent consideration liabilities, net	—	—	6.7	6.7	0.03	—
Amortization of intangible assets	—	—	0.5	0.5	—	—
Purchase of intellectual property	—	—	24.0	24.0	0.09	0.3

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(5.0)	—	—
Adjusted	$993.0	76.7%	$310.0	$280.5	$1.32	10.6%

	Three Months Ended March 31, 2018
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$894.8	73.9%	$252.5	$206.6	$0.96	21.6%
Non-GAAP adjustments: (A) (C)
Surgical consignment conversion	34.7	0.5	30.8	30.8	0.12	(0.6)
TAVR Germany stocking sales	8.0	—	6.0	6.0	0.02	—
Intellectual property litigation expenses	—	—	5.7	5.7	0.02	(0.1)
Change in fair value of contingent consideration liabilities, net	—	—	3.8	3.8	0.02	—
Amortization of intangible assets	—	0.1	0.6	0.6	—	—
Pension curtailment gain	—	—	—	(7.1)	(0.03)	0.3

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(7.2)	—	—
Impacts from U.S. tax legislation	—	—	—	24.0	0.11	(8.0)
Adjusted	$937.5	74.5%	$299.4	$263.2	$1.22	13.2%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The tax effect on the TAVR Germany stocking sales adjustment is calculated using the global effective tax rate.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

RECONCILIATION OF GAAP OPERATING CASH FLOW TO ADJUSTED FREE CASH FLOW

Three Months Ended March 31,
2019
Net cash provided by operating activities	$1.5
Capital expenditures	(42.2)
Litigation settlement	180.0
Adjusted Free Cash Flow (A)	$139.3

(A)	See description of “Adjusted Free Cash Flow” on the Non-GAAP Financial Information page.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2018 Adjusted
Sales by Product Group (QTD)	1Q 2019	1Q 2018	Change	GAAP Growth Rate*	Surgical Consignment Conversion	Germany Stocking	FX Impact	1Q 2018 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$597.7	$551.1	$46.6	8.4%	$—	$8.0	$(14.7)	$544.4	9.8%
Transcatheter Mitral and Tricuspid Therapies	4.3	0.5	3.8	NM	—	—	—	0.5	NM
Surgical Structural Heart	214.7	179.5	35.2	19.6%	34.7	—	(6.8)	207.4	3.5%
Critical Care	176.3	163.7	12.6	7.8%	—	—	(4.6)	159.1	10.8%
Total	$993.0	$894.8	$98.2	11.0%	$34.7	$8.0	$(26.1)	$911.4	9.0%

					2018 Adjusted
Sales by Region (QTD)	1Q 2019	1Q 2018	Change	GAAP Growth Rate*	Surgical Consignment Conversion	Germany Stocking	FX Impact	1Q 2018 Adjusted Sales	Underlying Growth Rate *
United States	$562.8	$479.5	$83.3	17.4%	$34.7	$—	$—	$514.2	9.5%
Europe	234.7	230.0	4.7	2.1%	—	8.0	(17.9)	220.1	6.6%
Japan	98.4	92.7	5.7	6.2%	—	—	(2.3)	90.4	8.9%
Rest of World	97.1	92.6	4.5	4.8%	—	—	(5.9)	86.7	12.0%
International	430.2	415.3	14.9	3.6%	—	8.0	(26.1)	397.2	8.3%
Total	$993.0	$894.8	$98.2	11.0%	$34.7	$8.0	$(26.1)	$911.4	9.0%

* Numbers may not calculate due to rounding.
NM - Not meaningful